Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-75455) and in the related Prospectus, and in the Registration Statements (Form S-8 No. 33-41131-including post effective amendments No. 1 and No. 2, and Nos. 33-23582, 33-56565, 33-56563, 333-29375, 333-16969, 333-44675 and 333-90386) of The Clorox Company, of our report dated August 5, 2004, with respect to the consolidated financial statements and schedule of The Clorox Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

/s/ ERNST & YOUNG LLP

San Francisco, California

August 25, 2004